Exhibit 99.1

Press Release

Bio-Rad Reports Third-Quarter 2013 Financial Results

HERCULES, CA - November 7, 2013 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the third quarter ended September 30, 2013.

Third-quarter reported revenues were $505.1 million, an increase of 1.3% compared to $498.7 million reported for the third quarter of 2012. These results include $5.5 million of sales resulting from the Company’s acquisition of AbD Serotec in January 2013. On a currency-neutral basis, quarterly revenues increased 1.8% compared to the same period last year. Third-quarter gross margin was 56.3%, compared to 54.9% during the same quarter in 2012.

The Company recorded a net loss for the third quarter of ($7.1) million, or ($0.25) per share on a fully diluted basis versus net income of $42.6 million, or $1.49 per share reported for the same period last year. These results include interest expense of $15.6 million associated with our decision to redeem certain bonds in the third quarter of 2013 as well as the recording of an accrued expense of $20 million in connection with the Company’s initial efforts to resolve the previously disclosed investigation of the Company in connection with the United States Foreign Corrupt Practices Act.

Year-to-date revenues were $1.53 billion, an increase of 2.3% compared to $1.50 billion reported in the first three quarters of 2012. Adjusting for the impact of currency, year-to-date revenue growth was 3.1%.

Year-to-date net income for the first three quarters of 2013 was $47.7 million, or $1.65 per share on a fully diluted basis compared to $122.2 million, or $4.27 per share reported during the same period in 2012.

In addition to the impact of the bond redemption and legal accrual mentioned above, the lower net income in the third quarter and year-to-date of 2013, when compared to the third quarter and year-to-date of 2012, was the result of higher SG&A expense, primarily due to employee expenses associated with acquisitions; expenses associated with the enterprise resource planning (ERP) implementation; as well as certain events that occurred during the first three quarters of 2012 that favorably impacted results in 2012 including reductions in the valuation of the contingent consideration associated with the

QuantaLife acquisition of $8.5 million in the third quarter of 2012 and $16.0 million in the nine months ended September 30, 2012.

“As anticipated, third-quarter results continued the modest pace of growth set in the first half of the year,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “We continued to see a softness in some of our markets this quarter, which impacted our results. Although we expect more of the same for the rest of 2013, we remain focused on new products and investments in our future.”

Life Science
The Life Science segment net sales for the third quarter were $162.9 million, down 2.5% compared to the same period last year. On a currency-neutral basis, Life Science segment sales decreased by 1.2% compared to the third quarter of 2012. Third-quarter 2013 results reflected continued slowness in the research spending environment. Performance of the Life Science segment was positively impacted by sales of antibodies and reagents from the Company’s acquisition of AbD Serotec, as well as sales of biochromatography and cell sorting instruments.

Clinical Diagnostics
Reported net sales for the Clinical Diagnostics segment in the third quarter were $338.8 million, an increase of 3.2% compared to the third quarter in 2012 on both a reported and currency-neutral basis. During the quarter, the Clinical Diagnostics segment had growth across most product lines most notably from quality controls, diabetes, and autoimmune products. Strength in China and Latin America markets was offset by weakness of sales in Western Europe.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) November 7, 2013. Interested parties may access the call at 866-543-6403 (in the U.S.) or 617-213-8896 (international), access number 45118924.

A live webcast of the conference call may be accessed in the Investor Relations area of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 78604858, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for replay for up to a year and may be accessed in the Investor Relations area of www.bio-rad.com.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) has been at the center of scientific discovery for 60 years, manufacturing and distributing a broad range of products for life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and industry customers through its global network of operations. The company employs approximately 7,600 people worldwide and had revenues exceeding $2 billion in 2012. Visit us at www.bio‑rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President, Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$505,066	$498,697	$1,530,059	$1,495,396
Cost of goods sold	220,850	224,927	674,330	654,784
Gross profit	284,216	273,770	855,729	840,612
Selling, general and administrative expense	202,238	160,134	583,486	492,913
Research and development expense	52,920	47,795	155,104	150,637
Income from operations	29,058	65,841	117,139	197,062
Interest expense	31,611	11,901	54,252	37,498
Foreign exchange losses, net	3,330	448	5,723	3,508
Other (income) expense, net	(667)	(1,511)	(10,711)	(14,692)
(Loss) income before income taxes	(5,216)	55,003	67,875	170,748
Provision for income taxes	(1,883)	(12,383)	(20,200)	(48,375)
Net (loss) income including noncontrolling interests	(7,099)	42,620	47,675	122,373
Net (income) loss attributable to noncontrolling interests	—	13	(21)	(148)
Net (loss) income attributable to Bio-Rad	$(7,099)	$42,633	$47,654	$122,225

Basic (loss) earnings per share:
Net (loss) income per basic share attributable to Bio-Rad	$(0.25)	$1.51	$1.67	$4.33
Weighted average common shares - basic	28,603	28,312	28,545	28,255

Diluted (loss) earnings per share:
Net (loss) income per diluted share attributable to Bio-Rad	$(0.25)	$1.49	$1.65	$4.27
Weighted average common shares - diluted	28,603	28,645	28,870	28,609

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
Current assets:
Cash and cash equivalents	$291,793	$463,388
Short-term investments	270,027	457,685
Accounts receivable, net	383,471	398,739
Inventories, net	523,503	455,120
Other current assets	205,749	161,750
Total current assets	1,674,543	1,936,682

Property, plant and equipment, net	425,076	416,938
Goodwill, net	513,705	495,418
Purchased intangibles, net	276,054	260,939
Other assets	391,030	333,526
Total assets	$3,280,408	$3,443,503

Current liabilities:
Accounts payable	$131,899	$130,867
Accrued payroll and employee benefits	133,218	135,955
Notes payable and current maturities of long-term debt	1,705	1,750
Income and other taxes payable	32,424	34,779
Other current liabilities	163,639	169,049
Total current liabilities	462,885	472,400

Long-term debt, net of current maturities	435,541	732,414
Other long-term liabilities	257,742	223,149
Total liabilities	1,156,168	1,427,963

Bio-Rad stockholders’ equity	2,124,240	2,015,005
Noncontrolling interests	—	535
Total stockholders’ equity	2,124,240	2,015,540
Total liabilities and stockholders’ equity	$3,280,408	$3,443,503

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities:
Cash received from customers	$1,531,251	$1,512,991
Cash paid to suppliers and employees	(1,341,006)	(1,227,911)
Interest paid	(50,188)	(35,929)
Income tax payments	(50,140)	(77,411)
Other operating activities	12,118	8,504
Net cash provided by operating activities	102,035	180,244
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(68,510)	(38,479)
Other investing activities	105,425	(302,285)
Net cash provided by (used in) investing activities	36,915	(340,764)
Cash flows from financing activities:
Payments on long-term borrowings	(300,178)	(496)
Other financing activities	(15,287)	9,569
Net cash (used in) provided by financing activities	(315,465)	9,073
Effect of foreign exchange rate changes on cash	4,920	3,673
Net decrease in cash and cash equivalents	(171,595)	(147,774)
Cash and cash equivalents at beginning of period	463,388	574,231
Cash and cash equivalents at end of period	$291,793	$426,457

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$47,675	$122,373
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	105,181	94,885
Changes in working capital	(59,545)	(31,101)
Other	8,724	(5,913)
Net cash provided by operating activities	$102,035	$180,244